Exhibit 99.1

March 2, 2004

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES RESULTS
FOR FOURTH QUARTER AND YEAR-END

ST.  PAUL, March 2, 2004 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today fourth-quarter and year-end revenues and earnings for the periods ending December 31, 2003. For the three-month period, revenues were $12,277,000, compared to $12,123,000 from the prior-year period. The Company recorded income from operations for the quarter of $167,000 compared to a loss from operations of ($107,000) for the prior-year period. The Company recorded a net loss of ($238,000) for the three-month period compared to a net loss of ($1,076,000) for the prior-year period. For the twelve-month period, revenues were $51,473,000, compared to $52,024,000 for the prior-year period. The Company recorded a net loss of ($308,000) for 2003 compared to net income of $11,737,000 for 2002. The Company recorded a $10,150,000 non-cash tax benefit as part of net income in 2002.

“We are encouraged by the results of the quarter,” said Dick Braun, chief executive officer of MEDTOX. “Sample volume from the Company’s existing workplace drug testing clients, though not yet at the previous year’s level, showed improvement again this quarter. Volume from new workplace drugs of abuse clients also continued to be strong in the quarter, resulting in an increase in workplace drugs of abuse sample volume of 3.7% over the fourth quarter last year.

(more)

MEDTOX Scientific, Inc.
March 2, 2004

“Additionally, we continued to see positive net results from our LEAN projects, staff reductions and expense control measures,” said Braun. “In spite of $249,000 in LEAN consulting and severance expense in the quarter, gross margin for the quarter improved to 38.2% compared to 36.0% for the same period in 2002, and selling, general and administrative expenses improved to 31.3% of revenues, or $3,844,000, compared to 34.4% of revenues, or $4,165,000 for the prior-year, a reduction in spending of 7.7%. R&D expenses of $677,000 in the quarter continued to run higher than the previous year and included recruiting and hiring costs associated with the addition of Dr. Robert C. Bohannon as Vice President of Technology, Research and Development in our Diagnostic Product Division, as well as severance and other costs associated with reorganization of the department. R&D expenses are expected to run between $450,000 and $500,000 per quarter for 2004.”

The Company’s steps to reduce costs and improve operating efficiencies positively impacted the second half of 2003. Although revenues remained level at $25.8 million compared to $25.6 million for the six-month periods ended December 31, 2003 and June 30, 2003, respectively, the Company experienced an improved gross margin rate of 1% and an increase in income from operations to $1,069,000 in the last six months of the year from $252,000 in the first half of the year, or 324%.

Operating improvements in 2003 have also positively impacted the Company’s balance sheet at December 31, 2003 compared to December 31, 2002. With a 1% differential in year over year annual sales, accounts receivable have been reduced from $9,398,000 to $8,367,000, or 11%; inventories have also been reduced from $4,395,000 to $3,564,000, or 19%; and long-term obligations have been reduced from $9,007,000 to $7,639,000, a reduction of $1,368,000 or 15%. Cash flow generated by operating activities was $3,157,000 in 2003.

Margin improvement and a lower operating expense rate should have a positive impact in 2004. With the prospects of the strengthening economy creating an opportunity for job growth, coupled with continuing new sales growth, the Company is optimistic with respect to 2004 results.

(more)

MEDTOX Scientific, Inc.
March 2, 2004

MEDTOX will hold a teleconference to discuss fourth quarter and year-end results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on March 2 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through March 9 at 800-642-1687 Conference ID # 5489284. International callers may access the replay at 706-645-9291 with the same Conference ID #.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified on page three of the Company’s 2002 annual report on Form 10-K and incorporated herein by reference.

(more)

MEDTOX Scientific, Inc. March 2, 2004 Page 4 MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands except per share amounts) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUES:
Laboratory services	$9,414	$9,234	$39,424	$39,673
Product sales	2,863	2,889	12,049	12,351

	12,277	12,123	51,473	52,024
COST OF REVENUES:
Cost of services	6,351	6,608	26,357	26,792
Cost of sales	1,238	1,145	5,163	4,684

	7,589	7,753	31,520	31,476

GROSS PROFIT	4,688	4,370	19,953	20,548

OPERATING EXPENSES:
Selling, general and administrative	3,844	4,165	16,722	16,317
Research and development	677	312	1,910	1,217

	4,521	4,477	18,632	17,534

INCOME (LOSS) FROM OPERATIONS	167	(107)	1,321	3,014

OTHER INCOME (EXPENSE):
Interest expense, net	(271)	(319)	(1,147)	(1,344)
Other expense, net	(119)	(17)	(482)	(83)

	(390)	(336)	(1,629)	(1,427)

INCOME (LOSS) BEFORE INCOME TAX
BENEFIT (EXPENSE)	(223)	(443)	(308)	1,587

INCOME TAX BENEFIT (EXPENSE)	(15)	(633)	--	10,150

NET INCOME (LOSS)	$(238)	$(1,076)	$(308)	$11,737

BASIC EARNINGS (LOSS) PER
COMMON SHARE	$(0.05)	$(0.22)	$(0.06)	$2.45

DILUTED EARNINGS (LOSS) PER
COMMON SHARE	$(0.05)	$(0.22)	$(0.06)	$2.34

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	4,979,655	4,811,340	4,942,617	4,798,098
Diluted	4,979,655	4,811,340	4,942,617	5,011,330

(more)
MEDTOX Scientific, Inc. March 2, 2004 Page 5 MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$711	$439
Accounts receivable	8,367	9,398
Inventories	3,564	4,395
Other current assets	2,664	2,018

Total current assets	15,306	16,250

Building, equipment and improvements, net	15,092	14,769

Other assets	26,120	27,036

Total assets	$56,518	$58,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$13,809	$14,164

Long-term obligations	7,639	9,007

Stockholders' equity	35,070	34,884

Total liabilities and stockholders' equity	$56,518	$58,055